EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON ANNOUNCES CLOSING OF NUMONYX ACQUISITION

 Micron Offers One of Most Comprehensive, Cost-Competitive
Memory Product Portfolios in Industry with Numonyx Acquisition

BOISE, Idaho, and GENEVA, May 7, 2010 – Micron Technology, Inc., (NASDAQ: MU) announced today that the company has completed its acquisition of Numonyx B.V. in an all stock transaction valued at approximately $1.2 billion USD. Under the agreement, Micron issued approximately 138 million shares of Micron common stock to Numonyx shareholders, Intel, STMicroelectronics, N.V. and Francisco Partners, and assumed outstanding restricted stock units held by Numonyx employees.

“With this acquisition, Micron builds on its position as one of the world’s leading memory companies with increased scale, a broader product portfolio and industry-leading technology,”  said Steve Appleton, Chairman and CEO of Micron.

The transaction further strengthens Micron’s broad portfolio of DRAM, NAND and NOR memory products and strong expertise in developing and supporting memory system solutions. Micron also gains increased manufacturing and revenue scale along with access to Numonyx’s customer base, providing significant opportunities to increase multi-chip offerings in the embedded and mobile markets.

As of Dec. 31, 2009, Numonyx reported net assets of $1.3 billion and cash and cash equivalents, net of debt to unrelated parties of $70 million. In the fourth calendar quarter, Numonyx generated $42 million in free cash flow based on quarterly revenues of approximately $550 million.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the impact of the acquisition on Micron’s results and operations. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.